ORGANIZED UNDER THE LAWS OF THE STATE OF TEXAS



NUMBER SHARES

FORECLOSURE SOLUTIONS, INC.

COMMON STOCK

The Corporation is Authorized to Issue 190,000,000 Shares Common Stock - Par Value $0.0001 Per Share

This Certifies that ______________________________ *is the owner of* ______________________________ *fully paid and non-assessable Shares*

transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.*

Dated ______________________________

______________________________ Secretary

______________________________ President